SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2011

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
100 S. High Street, Columbus Grove, Ohio	45830-1241
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On July 29, 2011, United Bancshares, Inc. issued an earnings release announcing its financial results for the quarter and six month period ended June 30, 2011.  A copy of the earnings release (Exhibit 99.1) and unaudited financial information (Exhibit 99.2) are attached.

The information in this Item 2.02, including Exhibit 99.1 and Exhibit 99.2 furnished herewith, is being furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

Item 7.01 Regulation FD Disclosure.

July 29, 2011, United Bancshares, Inc. issued an earnings release announcing its financial results for the quarter and six month period ended June 30, 2011.  A copy of the earnings release (Exhibit 99.1) and unaudited financial information (Exhibit 99.2) are attached.

The information in this Item 7.01, including Exhibit 99.1 and Exhibit 99.2, furnished herewith, is being furnished and shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that Section, nor shall such information be deemed to be incorporated by reference in any registration statement or other document filed under the Securities Act of 1933 or the Exchange Act, except as otherwise stated in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Release dated July 29, 2011
99.2	Unaudited Financial Information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: July 29, 2011	By: /s/Brian D. Young
Brian D. Young Executive VP, CFO & Treasurer

Exhibit 99.1

On July 29, 2011, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $582 million today announced operating results for the quarter and six month period ended June 30, 2011.

For the quarter ended June 30, 2011, the Corporation reported net income of $987,000, or $0.29 basic earnings per share compared to second quarter 2010 net income of $307,000, or $0.09 basic earnings per share.  Compared with the same period in 2010, second quarter net income increased $681,000 (221.8%) primarily due to an increase in non-interest income of $1,019,000, a decrease in the provision for loan losses of $500,000, and a decrease in non-interest expenses of $108,000 offset by a decrease in net interest income of $551,000 and an increase in the provision for income taxes of $396,000.

Net income for the six months ended June 30, 2011 totaled $1,753,000, or $0.51 basic earnings per share compared to $1,330,000 or $0.39 basic earnings per share for the same period in 2010. Compared with the same period in 2010, net income increased $423,000, or 31.8%. The increase for the six month period ended June 30, 2011, as compared to the six month period ended June 30, 2010, was primarily the result of an increase in non-interest income of $1,029,000, a decrease in the provision for loan losses of $25,000 and a decrease in non-interest expenses of $256,000, offset by a decrease in net interest income of $681,000 and an increase in the provision for income taxes of $206,000.

The Corporation set aside a $1,300,000 provision for loan losses for the second quarter of 2011 compared to $1,800,000 for the same period in 2010.  A $2,575,000 provision for loan losses was made for the six month period ended June 30, 2011 compared to a $2,600,000 provision for the same period in 2010.  In light of high unemployment and the continued uncertainty of the real estate markets in which the Corporation serves, especially with respect to commercial real estate, management believed it prudent to make the aforementioned provisions to the allowance for loan losses.  The allowance for loan losses as a percentage of total loans increased to 2.48% at June 30, 2011 compared to 1.52% at June 30, 2010.

For the quarter ended June 30, 2011, non-interest income was $1,460,000, compared to $440,000 for the second quarter of 2010, a $1,020,000 (231.8%) increase. For the six month period ended June 30, 2011, non-interest income was $2,200,000, compared to $1,171,000 for the same period in 2010, a $1,029,000 (88.0%) increase.  The increase in non-interest income for the first six months of 2011 as compared to 2010 was primarily attributable to a $639,000 increase in gains on sales of securities, a $24,000 increase in gains on the sale of loans, and a $367,000 increase in other non-interest income, including a $371,000 improvement in the fair value of mortgage servicing rights.

For the quarter ended June 30, 2011, non-interest expenses were $3,824,000, compared to $3,932,000 for the second quarter of 2010, a $108,000 (2.8%) decrease. For the six month period ended June 30, 2011, non-interest expenses totaled $7,600,000, compared to $7,856,000 for the comparable period of 2010, a decrease of $255,000 (3.3%).

Total assets amounted to $582.3 million at June 30, 2011, compared to $612.6 million at December 31, 2010, a decrease of $30.3 million, or 4.9%.  The decrease in total assets was primarily the result of decreases in total cash and cash equivalents of $12.4 million (25.5%), gross loans of $25.2 million (6.6%) and other real estate owned of $1.5 million (33.2%) offset by an increase in available-for-sale securities of $10.5 million (7.5%).  Deposits during this same period decreased $10.6 million, or 2.2% and other borrowings, consisting of Federal Home Loan Bank (FHLB) borrowings, and customer repurchase agreements, decreased $22.6 million (40.5%).

Shareholders’ equity increased from $55.0 million at December 31, 2010 to $57.6 million at June 30, 2011.  This increase was the result of net income ($1.8 million), the issuance of 389 treasury shares under the Corporation’s Employee Stock Purchase Plan ($6,000), and an $810,000 increase in unrealized securities gains, net of tax.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2010 Form 10-K.

Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

June 30, 2011

Dear Shareholders, Customers, and Employees,

The Company reported net income of $1,753,000, or $0.51 per share for the six-month period ended June 30, 2011 compared to $1,330,000, or $0.39 per share for the same period of 2010.  This increase in income was primarily the result of gains on sale of investment securities which was part of management’s asset/liability strategy and a $256,000 decrease in non-interest expenses as compared to the previous year.  The Company was pleased to report an improvement in the efficiency ratio, which was 60.07%, and near management’s desired range.  As expected, the Company is experiencing pressure on its net interest margin, which has, and will continue to negatively affect net interest income.

Total assets have decreased $30.3 million since December 31, 2010, which resulted primarily from a $12.4 million decrease in total cash and cash equivalents and a $25.2 million decrease in loans offset by a $10.5 million increase in investment securities.  Because the Bank has continued to experience weak loan demand, cash balances have increased, and this increase enabled the Bank to pay off a $17 million borrowing from the Federal Home Loan Bank.  Additionally, management has determined it necessary to continue to increase the allowance for loan losses, which had a 2.48% ratio to loans as of June 30, 2011 compared to 1.52% a year ago.

Shareholders’ equity as of June 30, 2011 is $57,575,000 compared to $55,005,000 as of June 30, 2010 a $2,570,000 (4.67%) increase.  Your management team and the Board of your institution continue to be focused on increasing shareholder value.  Thank you for your continued support.

Respectfully,

Daniel W. Schutt

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	Six months ended June 30, 2011	Six months ended June 30, 2010
(dollars in thousands, except share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 13,837	$ 15,501
Interest expense	3,890	4,873
Net interest income	9,947	10,628
Provision for loan losses	2,575	2,600
Net interest income after provision for loan losses	7,372	8,028
Non-interest income	2,200	1,171
Non-interest expenses	7,600	7,856
Income before income taxes	1,972	1,343
Provision for income taxes	219	13
Net income	$ 1,753	$ 1,330

Average common shares outstanding	3,445,252	3,444,532

PER COMMON SHARE
Net income	$0.51	$0.39
Cash dividends	$0.00	$0.30
Book value	$16.71	$16.08
Closing price	$9.15	$9.85

FINANCIAL RATIOS
Return on average assets	0.58%	0.43%
Return on average equity	6.23%	4.84%
Net interest margin	3.73%	3.81%
Efficiency ratio	60.07%	63.81%
Loans to deposits	75.04%	79.33%
Allowance for loan losses to loans	2.48%	1.52%
Cash dividends to net income	0.00%	77.67%

PERIOD END BALANCES
	As of June 30, 2011	As of Dec. 31, 2010
Assets	$582,329	$612,617
Loans	$358,703	$383,907
Deposits	$478,009	$488,651
Shareholders' equity	$57,575	$55,005

Common shares outstanding	3,445,278	3,444,889

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

David P. Roach

H. Edward Rigel

R. Steven Unverferth

James N. Reynolds - Chairman

Robert L. Dillhoff - Vice-Chairman

Daniel W. Schutt

OFFICERS

Daniel W. Schutt - President/CEO

Brian D. Young - CFO/Executive V.P./Treasurer

Heather M. Oatman - Secretary

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

James N. Reynolds

Robert L. Dillhoff

H. Edward Rigel

Herbert H. Huffman

David P. Roach

Kevin L. Lammon

Robert M. Schulte, Sr.

William R. Perry

R. Steven Unverferth

Daniel W. Schutt - Chairman/CEO

Brian D. Young - President/CFO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211